As filed with the Securities and Exchange Commission on May 31, 2011
Registration No. 333-154920

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0069030 (I.R.S. Employer Identification Number)
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David A. Armour
President
Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:
Roger W. Bivans
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
(214) 978-3000
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: REMOVAL OF SECURITIES FROM REGISTRATION
This Post-Effective Amendment No 1. to Form S-3 Registration Statement (Registration No. 333-154920), of Pride International, Inc. (the “Company”), which was originally filed on October 31, 2008 (the “Registration Statement”) relating to the registration of indeterminate amount of the Company’s debt securities, preferred stock, par value $0.01 per share, common stock, par value $0.01 per share (including associated rights to purchase preferred stock), and warrants to purchase any combination of debt securities, common stock, preferred stock or other securities (collectively, the “Securities”), is being filed to remove from registration all Securities not heretofore sold pursuant to the Registration Statement.
On May 31, 2011, Ensco plc (“Ensco”) and the Company consummated the merger of ENSCO Ventures LLC, an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”), with and into the Company, with the Company surviving the merger as an indirect, wholly-owned subsidiary of Ensco, pursuant to that certain Agreement and Plan of Merger dated as of February 6, 2011, as amended, by and among Ensco, the Company, ENSCO International Incorporated, an indirect, wholly-owned subsidiary of Ensco, and Merger Sub.
Pursuant to the undertakings contained in Part II of the Registration Statement, the Company is removing from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any of the Securities registered under the Registration Statement which have not been sold or otherwise issued pursuant to the Registration Statement as of the date of the filing of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 31, 2011.

PRIDE INTERNATIONAL, INC

By:	/s/ David A. Armour
David A. Armour
President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 31, 2011, by the following persons in the capacities indicated below.

/s/ David A. Armour
David A. Armour
President
(Principal Executive Officer)

/s/ Tom L. Rhoades
Tom L. Rhoades
Vice President and Treasurer
(Principal Financial Officer and Principal Accounting Officer)